Exhibit 99.4

September 10, 2015

Dear Channel Partner,

We are pleased to inform you of our recent announcement that Diodes Incorporated and Pericom Semiconductor have entered into an Agreement and Plan of Merger that provides for the acquisition of Pericom by Diodes.  A copy of this announcement is included for your reference.

We are excited by the opportunities this business combination will afford our companies, as we will be able to provide our customers a broader, more extensive product offering, an expanded support infrastructure, and continued world-class customer service.

The transaction is subject to approval by Pericom’s shareholders, as well as other customary closing conditions and regulatory approvals, and is expected to close in 4Q15.  While we are developing our consolidation plan, our focus and priority remains on working with our channel partners to support our customers on day-to-day business without interruption.  To ensure smooth execution there are no changes to your established contacts and interfaces.

We will continue to inform you of our status and progress as needed as we work toward the completion of this transaction.  We look forward to bringing you the strength of our combined portfolio, and the support and enthusiasm of our entire team.

We thank you for your continued support.

Sincerely,

\s\ Keh-Shew Lu	\s\ Alex Hui
Dr. Keh-Shew Lu	Alex Hui
President and Chief Executive Officer	Chief Executive Officer
Diodes Incorporated	Pericom Semiconductor

(Please see important additional information on the reverse side of this letter)

Additional Information and Where to Find It

Pericom intends to file a proxy statement in connection with the merger. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of these documents (when they are available) from Pericom by contacting Pericom’s Investor Relations by telephone at (408) 232-9100, or by mail to Investor Relations Department, Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035 or by going to Pericom’s Investor Relations page on its corporate website at www.pericom.com. Diodes, Pericom and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pericom in connection with the merger. Information regarding the special interest of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Pericom is also included in Pericom’s proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on October 16, 2014. Additional information regarding the directors and executive officers of Diodes is also included in Diodes’ proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on April 16, 2015. These documents are available free of charge at the SEC’s website at www.sec.gov and as described above.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth in the letter above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements as to: the expected benefits of the acquisition, including the expected benefits to customers, suppliers and channel partners; the efficiencies, cost savings, revenues, and enhanced product offerings, market position, and design and manufacturing capabilities of Diodes and Pericom after the acquisition; and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will” and similar expressions. Potential risks and uncertainties include, but are not limited to, such factors as: the possibility that the transaction may not be consummated, including as a result of any of the conditions precedent; the risk of superior acquisition proposal from other parties; the risk of Diodes being unable to obtain sufficient financing from lenders to complete the acquisition; the risk of global market downturn conditions and volatilities impacting the completion of the acquisition or the funding; the risk that Pericom’s business will not be integrated successfully into Diodes’; the risk that the expected benefits of the acquisition may not be realized, including the expected benefits to customers, suppliers and channel partners; difficulties coordinating Diodes’ and Pericom’s new product and process development, and the impact of competition and other risk factors relating to our industry and business as detailed from time to time in Diodes’ and Pericom’s filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at Diodes’ website: http://www.diodes.com and Pericom’s website: http://www.pericom.com or at the SEC’s website www.sec.gov.